Exhibit 99.1

NEWS RELEASE

Investor Contact:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Editorial Contact:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

SYNOPSYS TO APPOINT BRIAN BEATTIE AS CHIEF FINANCIAL OFFICER

MOUNTAIN VIEW, Calif. December 22, 2005 – Synopsys, Inc. (Nasdaq:SNPS), a world leader in semiconductor design software, today announced that the company will appoint Brian Beattie as chief financial officer effective January 16, 2006.  Mr. Beattie brings to Synopsys a strong combination of financial leadership and broad operational experience.

Mr. Beattie joins Synopsys from SupportSoft, a leading provider of Real-Time Service Management (RTSM™) software, where he has served as executive vice president of finance and administration and chief financial officer since October 1999.  While leading the finance, information technology, human resources, investor relations, and legal teams at SupportSoft, Mr. Beattie took the company public in 2000 and helped significantly grow revenue, earnings and cash flow.

Prior to joining SupportSoft, Mr. Beattie served in various executive roles at Nortel Networks Corporation, where his global responsibilities ranged from finance to operations.  As the group vice president of Meridian Solutions within Nortel, he designed and implemented resource and process improvements in managing this global business

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unit while growing the business to more than 4,500 employees and well over $2 billion in revenue.  As vice president of Mergers and Acquisitions, Mr. Beattie also led a number of key transactions, including the $9.1 billion acquisition of Bay Networks in 1998.  Prior to that he held positions of increasing financial responsibility across the Enterprise, Switching, Transmission and Semiconductor divisions.

“Brian is an excellent addition to the Synopsys executive team,” said Aart de Geus, chairman and chief executive officer of Synopsys.  “He brings a unique combination of strong financial experience and global business acumen. We look forward to leveraging his operational skills at a time when Synopsys is poised for growth.”

“Synopsys clearly has momentum and a great business model,” said Brian Beattie. “I look forward to applying my operational experience to deliver even stronger financial results.”

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) is a world leader in electronic design automation (EDA) software for semiconductor design. The company delivers technology-leading semiconductor design and verification platforms and IC manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View, California and has offices in more than 60 locations throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com/.

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